Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into between Genprex, Inc. (“Company”) and Ryan Confer (“Employee”).  This Agreement is effective as of the effective date provided below (“Effective Date”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.Position and Duties.  As of the Effective Date, Employee will serve as Chief Financial Officer of the Company and will report to the Company’s Chief Executive Officer (“CEO”).  Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position, as shall reasonably be assigned to him by the Company.

2.Exclusive Service.  Employee will be expected to devote his full working time and attention to the business of the Company, and, except as provided herein, will not render services to any other business without the prior approval of the Company’s Board of Directors (the “Board”) or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company.  Employee will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment.  Employee may continue to spend fewer than ten hours per month providing financial consulting services to other companies that are not competitive with the Company.  Employee is also permitted to manage investments on behalf of himself and his family owned entities.

3.At‑Will Employment.  Employee and the Company understand and acknowledge that Employee’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice.

4.Compensation and Benefits.

4.1Base Salary.  While employed by the Company pursuant to this Agreement, the Company shall pay the Employee an annual base salary of $240,000.00 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  The Company shall periodically review (at least annually) Employee’s compensation and benefits, provided that any changes thereto shall be determined by the Company in its sole and absolute discretion.

4.2Management by Objectives Bonus.  Employee will also be eligible to receive an annual cash bonus in an amount determined by the Board (the “Target Bonus”), upon the achievement of performance objectives mutually agreed upon between Employee and the Board within Ninety (90) days following the Effective Date.  To receive payment of any bonus Employee must be employed by the Company at the time bonuses are paid.  Thereafter, Employee will also be eligible to receive an annual bonus in such amount and upon such terms as shall be determined by the Board.

4.3Employee Benefits.  Employee shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

4.4Vacation.  Employee will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

{01368/0003/00214922.1}

10043879_3.doc

5.Equity Grants.  On or following commencement of Employee’s employment and subject to approval of the Board, the Company may from time to time grant Employee options or other forms of equity under the Company’s 2018 Equity Incentive Plan (“Plan”) upon such terms and conditions as may be determined by the Board in its sole discretion.

6.Expenses.  The Company will, in accordance with applicable Company policies and guidelines, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company.  Without limiting the foregoing, expenses will be deemed reasonable if they are permitted by the Company’s written policies.

7.Inventions and Proprietary Information, Non-Solicitation.

7.1Proprietary Information and Inventions Agreement.  Employee hereby agrees to execute the Company Confidential Information, Assignment of Inventions, and Noncompetition Agreement attached hereto as Exhibit A.

8.Definitions.

8.1Cause.  For purposes of this Agreement, “Cause” means (i) a determination by the Board that Employee’s performance is unsatisfactory after there has been delivered to Employee a written demand for performance which describes the specific deficiencies in Employee’s performance and the specific manner in which Employee’s performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies; (ii) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board reasonably finds has had or will have a detrimental effect on the Company’s reputation or business, (iii) Employee engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties that materially harms the Company, (iv) Employee’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (v)  Employee’s material breach of the Company Confidential Information, Assignment of Inventions, and Noncompetition Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

8.2Change in Control.  For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

8.3Disability shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

8.4Good Reason.  For purposes of this Agreement, “Good Reason” means any of the following taken without the Employee’s written consent and provided (a) the Company receives, within ninety (90) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from the Employee specifying the specific basis for Employee’s belief that Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within thirty (30) days following expiration of such cure period: (i) a material change in Employee’s position, titles, offices or duties; (ii) an assignment of any significant duties to Employee that are inconsistent with Employee’s

{01368/0003/00214922.1}

10043879_3.doc

positions or offices held under this Agreement; (iii) a decrease in Employee’s then current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all other similarly situated employees of the Company); or (iv) the relocation of the Employee to a facility or a location more than fifty (50) miles from Employee’s then current location.

9.Effect of Separation from Service.  For purposes of this Agreement, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

9.1Separation for Cause, Death, Disability or Voluntary Separation from Service.  In the event of any separation from service of Employee’s employment by the Company for Cause or in the event of the Employee’s death, Disability or voluntary separation from service at any time and for any reason, the Employee will be paid only (i) any earned but unpaid Base Salary, and (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Employee participates, and (iii) reimbursement for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such separation from service (the “Accrued Compensation”).  Employee will be allowed to exercise his vested stock options to purchase Company common stock, if any, during the time period set forth in, and in accordance with, the Plan and governing stock option agreement(s), including a “net exercise” of such stock options if Employee so elects.

9.2Separation from Service without Cause or for Good Reason Prior to a Change in Control.  In the event of the Employee’s separation from service from the Company without Cause or for Good Reason, and provided that Employee delivers to the Company a signed settlement agreement and general release of claims in favor of the Company in the form attached hereto as Exhibit B (the “Release”), and satisfies all conditions to make the Release effective, within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation, Employee shall be entitled to the following:

(a)Lump sum payment equal to twelve (12) months of Employee’s then current Base Salary;

(b)Lump sum payment equal to Employee’s then applicable annual Target Bonus, calculated at full attainment;

(c)Provided Employee timely elects to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the Twelve (12) months following Employee’s separation from service\; and

(d)Acceleration as to 100% of Employee’s unvested equity awards from the Company.

9.3Separation from Service Following a Change in Control.  In the event of the Employee’s separation from service from the Company without Cause or for Good Reason, in each case within Twelve (12) months following a Change in Control, and provided that Employee delivers to the Company the signed Release, and satisfies all conditions to make the Release effective, within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation, Employee shall be entitled to the benefits as set forth below:

(a)Lump sum payment equal to twelve (12) months of Employee’s then current Base Salary;

{01368/0003/00214922.1}

10043879_3.doc

(b)Lump sum payment equal to Employee’s then applicable annual Target Bonus, calculated at full attainment;

(c)Provided Employee timely elects to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the twelve (12) months following Employee’s separation from service\; and

(d)Acceleration as to 100% of Employee’s unvested equity awards from the Company.

For the avoidance of doubt, the severance payments and benefits payable pursuant to Section 9.2 or Section 9.3 above are not cumulative.  Such lump sum severance payment shall be paid no later than March 15 of the year following the year in which Employee’s employment is terminated provided the release described above is effective at such time.  In addition, if the COBRA reimbursements would violate any applicable statutes or regulations at the time of payment, the Company may, in its discretion, provide for a single lump sum and taxable payment of the value of such payments.

The above notwithstanding, the Company will not be obligated to make the payments described in Sections 9.2(a), 9.2(b), or 9.3(a) or 9.3(b), unless at the time of Employee’s separation from service the Company (i) has cash or cash equivalents on hand, and (ii) the stockholders’ equity (determined under GAAP), each in the amount of at least $5 million and neither such balance will be reduced below $5 million by such payment.

9.4Parachute Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Employee’s discretion, Employee’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding  that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.   Any reduction shall be made in the following manner:  first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code.  Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

9.5Company Property.  The parties acknowledge that Employee is utilizing a Company provided computer, smartphone, and other electronic devices (the “Company Electronics”).  Such devices shall become the property of the Employee on termination of employment for any reason subject to the following: within ten (10) days of Employee’s termination of employment, Employee shall deliver the Company Electronics to the Company for removal of all Company property and data from the Company Electronics.  The

{01368/0003/00214922.1}

10043879_3.doc

removal of Company data and files from the Company Electronics shall be completed within two (2) business days unless the parties mutually agree to an extension.  Employee’s personal data and files shall be preserved on the Company Electronics which will be returned to Employee.  Each party agrees to keep the other’s data and files confidential in connection with the transfer of the Company Electronics.

10.Miscellaneous.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles.  Resolution of any disputes under this Agreement shall only be held in courts in Travis County, Texas, and the parties expressly consent to personal jurisdiction in courts in Travis County, Texas and waive any objections to such jurisdiction.  In addition, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement.

10.1Indemnification.  The Company shall indemnify Employee with respect to activities in connection with his employment hereunder to the fullest extent provided in the Company’s bylaws.   Employee will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Employee will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

10.2Section 409A.  To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest).  Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

10.3Severability.  If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

10.4No Waiver.  The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter.  The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself.  No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

10.5Assignment.  This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time.  The Company may assign its rights, together with

{01368/0003/00214922.1}

10043879_3.doc

its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

10.6Withholding.  All sums payable to Employee hereunder shall be in United States Dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

10.7Entire Agreement.  This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to Employee’s employment with Company.  This Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee’s employment.

10.8Amendment.  The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, expect in a writing signed by the CEO.

10.9Notices.  All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Genprex, Inc. 100 Congress Avenue, Suite 2000 Austin, TX 78701

Attention:	Chief Executive Officer

If to Employee:	Ryan Confer 1000 San Marcos Street #460 Austin, Texas 78702

10.10Binding Nature.  This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

10.11Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

10.12Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles.  Resolution of any disputes under this Agreement shall only be held in courts in Travis County, Texas, and the parties expressly consent to personal jurisdiction in courts in Travis County, Texas and waive any objections to such jurisdiction.

10.13Attorneys’ Fees.  In the event of any claim, demand or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal.

{01368/0003/00214922.1}

10043879_3.doc

10.14Effective Date.  This Agreement will become effective on the date that it has been signed by Employee and the Company and the Company closes an initial public offering of its securities (“Effective Date”).

{01368/0003/00214922.1}

10043879_3.doc

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of April 13, 2018.

GENPREX, INC.		RYAN CONFER
/s/ RODNEY VARNER		/s/ RYAN M. CONFER
Print Name:	Rodney Varner	Print Name:	Ryan M. Confer
Its:	Chairman & CEO

{01368/0003/00214922.1}

10043879_3.doc

Exhibit A

GENPREX, INC.

CONFIDENTIAL INFORMATION, ASSIGNMENT OF INVENTIONS

AND NONCOMPETITION AGREEMENT

In consideration of new or continued employment with Genprex, Inc., a Delaware corporation, its subsidiaries, affiliates, predecessors, successors or assigns (together the “Company”), and for other consideration, the receipt and sufficiency of which are hereby acknowledged, I agree to the following:

1.Confidential Information.

(a)Company Information.  I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or entity without written authorization of an authorized officer of the Company (other than myself), any Confidential Information of the Company.  I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research plans, research results, processes, methods, compositions, business plans, marketing plans, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I call or with whom I become acquainted during the term of my service on behalf of the Company), markets, software, specifications, inventions, operations, procedures, compilations of data, technology, designs, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation. I further understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)Acknowledgments.   I acknowledge that during my employment with the Company, I will have access to Confidential Information, all of which shall be made accessible to me only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company's business; and that the restrictions contained in this agreement are reasonable and necessary for the protection of the Company's legitimate business interests.

(c)Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity.

(d)Third-Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in

{01368/0003/00214922.1}

10043879_3.doc

carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.Inventions.

(a)Inventions Retained and Licensed (Shop Rights).  I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”).  If no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(b)Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, will assign to the Company or its designee, and hereby do assign to the Company or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice and which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I have been and am in the employ of the Company or prior to my employment with the Company when working with, for, or on behalf of the Company in a capacity other than as an employee (collectively referred to as “Inventions”), except as provided in Section 2(f) below.  I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are and shall be treated as “works made for hire” as that term is defined in the United States Copyright Act.  I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

(c)Inventions Assigned to the United States.  I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, drawings and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

{01368/0003/00214922.1}

10043879_3.doc

(e)Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, trade secrets, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, trademarks, trade secrets, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, trademarks or copyright registrations covering Inventions or original works of authorship assigned to the Company above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademarks or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)No Self-Help or Unauthorized Code.  I represent and warrant to the Company, that I will not knowingly infect, incorporate into or combine with any computer system, computer program, software product, database or computer storage media of the Company, except as known to and intended by the Company’s senior management, any Unauthorized Code (as defined below).

“Unauthorized Code” means any back door, time bomb, drop dead device, virus, Trojan horse, worm, or other harmful routing, code, algorithm or hardware component designed or used: (i) to disable, erase, alter or harm any computer system, computer program, database, data, hardware or communications system, automatically, with the passage of time, or under the control of any person, or (ii) to access any computer system, computer program, database, data, hardware or communications system.

3.Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4.Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate, copy or deliver to anyone else) any and all devices, documents, records, data, notes, reports, proposals, lists, correspondence, formulae, specifications, drawings, materials, equipment or property, or reproductions of any aforementioned items, developed by me pursuant to my employment with the Company or otherwise belonging to the Company.  I understand and agree that compliance with this paragraph may require that data be removed from my personal computer equipment, and I agree to give the qualified personnel of the Company or its contractors access to such computer equipment for that purpose.

{01368/0003/00214922.1}

10043879_3.doc

5.Notification of New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

6.Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, either for myself or for any other person or entity.

7.Covenant Not to Compete.

(a)Covenant.  I agree that during the course of my employment and for twelve (12) months following the termination of my relationship with the Company (the “Noncompetition Period”) for any reason, I will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate myself with any business, (a) in competition with or otherwise similar to the Company’s business at the time my relationship with the Company terminated or (b) competing in any other line of business that I knew or had reason to know the Company had formed an intention to enter.  This covenant shall not prohibit me from owning less than one percent of the securities of any company that is publicly traded on a nationally recognized stock exchange.  The foregoing covenant shall cover my activities in every part of the Territory in which I may conduct business during the term of such covenant as set forth above.  “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), the Company maintains non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of my relationship with the Company.

(b)Acknowledgement.  I acknowledge that my fulfillment of the obligations contained in this Agreement is necessary to protect the Company’s Confidential Information and to preserve the trade secrets, value and goodwill of the Company.  I further acknowledge the time, geographic and scope limitations of my obligations under subsection (a) above are reasonable, especially in light of the Company’s desire to protect its Confidential Information and trade secrets, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the period and within the Territory as described above.

(c)Severability.  The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each county, state and country of any geographic area in the Territory.  Except for geographic coverage, each such separate covenants shall be deemed identical in terms to the covenant contained in subsection (a) above.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event the provisions of subsection (a) are deemed to exceed the time, geographic or scope limitations permitted by law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by law.

{01368/0003/00214922.1}

10043879_3.doc

8.Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

9.Equitable Relief.  I acknowledge that the Company’s Confidential Information is unique and that breach of my covenant of confidentiality contained in this Agreement will cause irreparable damage to the Company that is difficult to quantify in monetary terms.  Accordingly, I consent to the Company obtaining equitable or injunctive relief against any threatened or actual breach of the terms of this Agreement without posting a bond or other security and I hereby waive any right to argue that the Company has an adequate remedy at law.

10.At-Will Employment.  I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment.  I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the CHIEF EXECUTIVE OFFICER of the Company.  I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

11.General Provisions.

(a)Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the state of Texas without regard for conflicts of laws principles.  I hereby expressly consent to the exclusive personal jurisdiction of the state and federal courts located in Texas for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)Other Agreements.  In the event of any direct conflict between any term of this Agreement and any term of any other agreement executed by me, the terms of this Agreement shall control.  If I signed or sign any other agreement(s) relating to or arising from my employment with the company, all provisions of such agreement(s) that do not directly conflict with a provision of this Agreement shall not be affected, modified or superseded by this Agreement, but rather shall remain fully enforceable according to their terms.

(d)Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect, and, with respect to the covenant not to compete in Section 7, the court is hereby authorized to reduce the duration or

{01368/0003/00214922.1}

10043879_3.doc

geographic scope of such covenant as may be required so that in its reduced form the provision is enforceable to the fullest extent of the law.

(e)Survival.  My obligations under this Agreement shall survive the termination of my employment with the Company and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to me by the Company or any Company employee, agent or contractor.

(f)Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(g)Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.

(h)Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

12.Acknowledgment.  I acknowledge and agree to each of the following items:

(a)I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b)I have carefully read this Agreement.  I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c)I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

Executed on this ____ day of _____________________, 20___.

EMPLOYEE

By:

Print Name:

GENPREX, INC.

By:

Print Name:

{01368/0003/00214922.1}

10043879_3.doc

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

____	No inventions or improvements
____	Additional Sheets Attached

Signature of Employee:
Print Name of Employee:

Date:

{01368/0003/00214922.1}

10043879_3.doc

Exhibit B

General Release Agreement

In consideration of the severance and acceleration benefits (the “Severance and Acceleration Benefits”) offered to me by Genprex, Inc. (“Employer”) pursuant to my Employment Agreement with Employer dated April 13, 2018, (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release.  The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment.  All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.

2.This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

3.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release.  I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any:  (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency; (d) provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release.  Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer or otherwise in connection with my employment with Employer, under Employer’s bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer’s officers, or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer’s policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to

{01368/0003/00214922.1}

10043879_3.doc

me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law.

4.I understand and agree that Employer will not provide me with the Severance and Acceleration Benefits unless I execute the Release.  I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5.As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof).  I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

6.I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.I agree to keep the Severance and Acceleration Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

8.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

9.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

10.I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

11.Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled in the courts of Texas in accordance with the Agreement.

12.I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release.  I understand that the offer of the Severance and Acceleration Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my

{01368/0003/00214922.1}

10043879_3.doc

employment termination date if I have not accepted it by that time.  I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release.  I understand that the Severance and Acceleration Benefits will become available to me on or about the fourteenth (14th) calendar day after the Effective Date.

13.In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of severance benefits and supersede any or all prior representations and agreements regarding the subject matter.  Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.

14.Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims.  I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[Signature Page to General Release Agreement Follows]

{01368/0003/00214922.1}

10043879_3.doc

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING:  I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS.  I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee ___________, ______.

Executed this ___________ day of ___________, ______.

Signature

Name (Please Print)

[Signature Page to General Release Agreement]

{01368/0003/00214922.1}

10043879_3.doc